EXHIBIT 99.5

CONSENT OF PROPOSED DIRECTOR

Pursuant to Rule 438 of the Securities Act of 1933, the undersigned hereby consents to being named as a proposed director of Lam Research Corporation (“Lam Research”) in the Registration Statement on Form S-4 of Lam Research, relating to the proposed merger wherein BLMS Inc., a wholly-owned subsidiary of Lam Research, will merge with and into Novellus Systems, Inc. (“Novellus”), with Novellus surviving the merger as a wholly-owned subsidiary of Lam Research.

Signed:	/s/ Youssef A. El-Mansy
Name:	Youssef A. El-Mansy

San Jose, California

March 23, 2012